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                                                                   Exhibit 10.14

                 Employment Agreement and Restrictive Covenants

                                     Between

                               Roland C. Beaulieu

                                       and

                                 CCBN.COM, INC.

                          Dated: As of January 10, 2000
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                 EMPLOYMENT AGREEMENT AND RESTRICTIVE COVENANTS

      EMPLOYMENT AGREEMENT AND RESTRICTIVE COVENANTS ("Agreement"), dated as of January 10, 2000, between CCBN.COM, Inc., a Delaware corporation ("the Company") and Roland Beaulieu (the "Executive").

      The Company desires to employ the Executive, and the Executive desires to be employed by the Company. In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1. Employment, Duties and Acceptance.

      1.1 Employment by the Company. The Company agrees employ the Executive for the Term (as defined in Section 2), to render full-time services to the Company as the Chief Operating Officer, reporting directly to founder Jeffrey P. Parker ("Parker"). The Company will use its best efforts to cause Executive to be a member of the Executive Committee of the Company during the Term (as hereinafter defined).

      1.2 Acceptance of Employment by the Executive. The Executive hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board or its designee shall from time to time reasonably assign to the Executive. The Executive agrees to devote his entire business time, attention and energies to the business and interests of the Company during the Employment Period. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company. Notwithstanding the foregoing, the Executive shall not be precluded from
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accepting outside directorships which will not interfere with his duties hereunder, subject to the prior approval of the Board in each instance, which approval shall not be unreasonably withheld.

      1.3 Place of Employment. The Executive's principal place of employment shall be the principal executive offices of the Company in Boston, Massachusetts or such other location, within a radius of 35 miles thereof, to which such offices may be relocated, subject to such domestic and international travel as the rendering of the services hereunder may require.

2. Term of Employment. The term of the Executive's employment under this Agreement shall commence on the date of this Agreement (the "Effective Date") and shall end on December 31, 2002 subject to the terms set forth in Section 4.1 hereof (the "Term").

3. Compensation.

      3.1 Salary. As compensation for all services to be rendered pursuant to this Agreement, beginning on the Effective Date the Company shall pay the Executive a base salary at the annual rate of $150,000, payable in periodic installments accordance with the payroll policies of the Company as from time to time in effect, less such deductions as shall be required to be withheld by applicable law and regulations. As of January 1, 2001, and each January 1st thereafter during the Term, said base salary shall be reviewed by the Board and shall be subject to increase, but not decrease, as determined by the Board; provided, however, that the annual rate of base salary as of such dates shall be no less than the product of $150,000 multiplied by the percentage obtained by dividing (a) the Consumer Price Index-U.S. City Average (or, if publication of that Index is terminated, any substantially equivalent successor thereto) for the month including such date, as published by the Bureau of Labor Statistics of the United States Department of Labor, by (b) said Consumer Price Index for the month of January, 2000.


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      3.2 Expenses. Subject to such policies as may from time to time be established by the Company and the presentation of appropriate supporting documentation, the Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Term in the performance of the Executive's duties under this Agreement.

      3.3 Bonuses.

            3.3.1 Annual Bonus. In addition to the salary referred to in Section 3.1, Executive shall be eligible for bonus compensation at a target level of his base salary in the range of 0-70% to be determined by the Board conditioned on completing such performance objectives as may be determined by the Board. The target level set for the Executive shall be comparable to the target levels set for other similarly situated senior executives.

      3.4 Stock Options. As further consideration for the Executive's agreement to work for the Company, the Company hereby grants to the Executive options to purchase a total of 250,000 shares of its Class A Common Stock, 200,000 shares at an exercise price of $ 10.00 per share and 50,000 shares at an exercise price of $16.10. In addition, if the Company completes an initial public offering before December 31, 2000, the Company will, immediately prior to the public offering, grant the Executive an option to purchase 75,000 shares of Class A Common Stock at an exercise price equal to the public offering price and if such public offering is not completed before December 31, 2000, the Company will, on December 31, 2000, grant the Executive an option to purchase 75,000 shares at an exercise price per share equal to $16.10 per share. The options shall be granted pursuant to the Company's 1999 Incentive and Non-Statutory Stock Option Plan and shall, to the greatest extent possible, be incentive stock options as that term is used in the Internal Revenue Code. In the event that the Company's stock is split


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after the date hereof, the number of shares and the acquisition price set forth in the options delivered hereunder shall be adjusted proportionately to reflect such action.

      The options shall be exercisable on a pro rata basis at the rate of (a) 100,000 shares beginning on December 31, 2000 if the Executive is a full-time Executive of the Company at that time, (b) an additional 28,125 shares, respectively, on each of March 31, 2001, June 30, 2001, September 30, 2001, December 31, 2001, March 31, 2002, June 30, 2002, September 30, 2002 and
December 31, 2002, provided that the Executive is a full time Executive of the Company at the each of those respective times, and further provided, however, that all options shall be deemed immediately exercisable upon the termination of this Agreement by the Company pursuant to Section 4.1(h) or upon termination by the Executive where such termination is in consequence of a material breach of the terms hereof by the Company, which breach is not remedied by the Company within 10 days following written notice from the Executive to the Company notifying it of such breach. The terms of this agreement concerning acceleration of vesting shall be deemed to supercede any conflicting terms governing vesting which are set forth in the options delivered hereunder.

      3.5 (a) For purposes of this Agreement, the terms used herein shall have the meaning accorded them below:

      - Change in Control shall mean the occurrence of an event, other than the completion of an offering of the Company's voting stock pursuant to a registration statement under the Securities Act of 1933, as amended, pursuant to which (a) the ownership of more than 50% of the Company's equity shares shall have passed to a new owner, (b) the ownership of sufficient number of shares of the Company's voting stock necessary to elect a majority of the board shall have passed to a new owner, (c) a sale of all or substantially all of the assets of the


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Company or (d) a merger of the Company such that its shares are exchanged for cash or for property including the shares of another company.

            (b) Notwithstanding the provisions of Section 3.4 hereof concerning the timing of the Executive's rights to exercise options, the Executive's rights to exercise the options granted hereunder shall be subject to a one-time acceleration as provided below in the event of the occurrence of the first to occur of the following contingencies;

                   (i) if the Company experiences a Change in Control during the Term and on or after December 31, 2000, then the date upon which all options not then exercisable shall become exercisable shall be accelerated by one (1) year;

                   (ii) if the stock of the Company is offered through an initial public offering then, thereafter, if during the Term the market price of the Company's common stock shall increase by fifty percent (50%) above the initial offering price and stays at that level or above for 45 consecutive business days, the date upon which all options not then exercisable shall become exercisable shall be accelerated by one (1) year;

                   (iii) if during the Term the Executive dies or becomes Disabled (as hereinafter defined), the date upon which all options not then exercisable shall become exercisable shall be accelerated by one (1) year, and Executive shall be deemed eligible to exercise the same notwithstanding the termination of his employment.

      3.6 Purchase Of Preferred Stock.

            (a) Upon execution and delivery of this agreement, and as further consideration for the Company's agreement to serve in the employ of the Company, the


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Company shall sell to the Executive and the Executive shall purchase from the
Company 49,689 shares of the Company's Class E preferred stock (or such other class of the Company's capital stock as is substantially comparable to Class E preferred stock) at a purchase price of $16.10 per share.

            (b) The Executive shall pay for such shares with the sum of $200,000 in cash and the balance, $599,992.90, in the form of a promissory note having the following terms: principal on the note shall be payable in 12 equal quarterly installments beginning on January 1, 2001; interest shall accrue on the unpaid balance at the rate of 1 percent below the prime rate offered by Fleet Bank to its most favored commercial customers; the note shall be secured by a pledge of those preferred shares having a purchase price equal to the amount of the note. The Company shall have full recourse against the Executive if the collateral is insufficient.

      3.7 Effect of Termination on the Bonuses. In the event of a termination of this Agreement (i) by the Executive, or (ii) by the Company for cause (as hereinafter defined), the Company shall not be obligated to pay to the Executive any portion of the bonus payable for the year in which the termination occurs. In the event of the termination of this Agreement prior to its expiration by the Company under clauses (a), (b), or (h) of Section 4.1, the Company shall pay the Executive or the Executive's representative, as appropriate, at the time when such payment would have been due had Executive remained in Company's employment a prorated portion (on a per diem basis) of the bonus for the calendar year during which the termination took place.

      3.8 Benefit Plans and Sick, Vacation/Paid Leave. The Executive shall be entitled to participate in any pension, life and health insurance and other similar benefit plan, program or policy plan that the Company provides to its other Executives, whose responsibilities and duties


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are comparable to those of the Executive. The Executive shall be entitled to sick, vacation or paid leave pursuant to the Company's generally applicable employment policies.

      3.9 Insurance. Company shall purchase and maintain for the Executive's benefit, at all times during the agreement, Director's and Officer's liability Insurance which coverage shall provide protection against claims made against Executive for errors, omissions and wrongful acts allegedly committed in the course of his service hereunder.

4. Termination.

      4.1 Events of Termination. The Company may terminate this Agreement at any time prior to the expiration of the Term upon the occurrence of any of the following events:

            (a) the death of the Executive;

            (b) the Disability (as hereinafter defined) of the Executive;

            (c) the indictment of the Executive of any felony (other than one arising out of motor vehicle accidents or violations);

            (d) gross negligence or willful misconduct of the Executive in connection with the performance of his duties hereunder (including, without limitation, willful failure to follow a directive of the Company's Board of Directors after receipt of ten (10) days' notice);

            (e) a material breach of the Executive's covenants, set forth in Sections 5 and 6, infra;

            (f) any theft or serious misappropriation by the Executive of the funds or property of the Company;

            (g) chronic alcoholism or substance abuse; or

            (h) without cause, upon sixty (60) days' written notice


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provided, that termination of this Agreement under clauses (b) through (g) shall be made upon notice to the Executive by the Company. Termination of this Agreement under clauses (c) through (g) shall be deemed to be termination "for cause". The term Disability shall mean, with respect to the Executive, that the Company determines that due to physical or mental infirmity, whether total or partial, and regardless of any reasonable accommodation to which Executive is entitled under federal or state law, the Executive has been substantially unable to perform his services hereunder for (i) a period of 180 consecutive days, or
(ii) for shorter periods aggregating 180 days during any continuous period of 360 days; provided, however, that any physical or mental infirmity resulting from alcohol or drug abuse shall not be considered a "Disability" hereunder.

      4.2 Effect of Termination. If the Company terminates this Agreement pursuant to Section 4.1 hereof, this Agreement shall become null and void and have no further force or effect, except that the undertakings set forth in Sections 3.5, 6 and 7.1 shall survive any such termination of this Agreement. If this Agreement is terminated by the Company other than for cause, or, if the employment of Executive shall not be continued pursuant to a written agreement mutually satisfactory to the parties, effective January 1, 2003, the Executive shall continue to be paid his then current base salary pursuant to Section 3.1 for a period equal to twelve (12) months from the effective date of termination of his employment.

      4.3 Remedies. The Executive acknowledges that in the event of a Termination hereunder or a breach by the Executive of any provision hereof, any reduction in the amount of bonuses payable pursuant to Section 3.3 hereof shall in no way be construed as a limitation upon, or in any way prejudice, the Company's right to seek damages or any other remedy under law or in equity.


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5. Certain Covenants of the Executive.

      5.1 Covenants. The Executive acknowledges that (i) the Company is engaged and in the future will be engaged in the business of compiling, developing, operating, marketing, offering for sale and distributing software, data, and other financial information and consulting products, and services; (ii) his services to the Company have been and will continue to be special and unique;
(iii) his work for the Company allows him access to trade secrets of and confidential information concerning the Company; (iv) the business of the Company is national in scope; (v) the Company would not have entered into this Agreement but for the agreements and covenants contained in this Section 5; and
(vi) the agreements and covenants contained in this Section 5 are essential to protect the business and goodwill of the Company. In order to induce the Company to enter into this Agreement, the Executive covenants and agrees that:

            (a) Non-Compete. During the Restricted Period (as hereinafter defined), the Executive shall not in the United States of America directly or indirectly, (i) engage in any business that directly competes with the Covered Businesses (as hereinafter defined) for his own account; (ii) except for employment by the Company or an affiliate of the Company, enter the employ of any person engaged in any business that directly competes with the Covered Businesses or render any services to any person for use in competing with the Covered Businesses; (iii) engage in any business or enterprise that competes with the Covered Businesses, directly or indirectly, in any capacity, including, without limitation, as an individual, partner, shareholder, officer, director, principal, agent, Executive, trustee or consultant or any other relationship or capacity; provided, however, the Executive may own, directly or indirectly, not more than 1% of the outstanding stock of a publicly-held company which is competitive with the Covered Businesses.


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      The term "Restricted Period" shall mean the period ending one year following the expiration or earlier termination of this Agreement, with or without cause; provided, however, in the event that Executive terminates his employment on account of a material breach of this Agreement by the Company, which is not corrected as set forth above, there shall be no Restricted Period whatsoever.

            5.1.2 Non-Solicitation. During his employment and for one year thereafter, the Executive shall not, directly or indirectly, alone or in association with others, (i) solicit or encourage any Executive to leave the employment of the Company or any of its affiliates or (ii) solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by the Executive to solicit for employment, hire or engage as an independent contractor, any person who was employed by the Company at any time during the Term.

            5.1.3 Consequence of Termination. Upon termination of the Executive's employment with the Company, all documents, records, notebooks, software and other repositories containing trade secrets or intellectual property then in the Executive's possession or within its control, including copies thereof, whether prepared by the Executive or others, will be promptly returned to or left with the Company.

      5.2 Rights and Remedies Upon Breach. If the Executive breaches, or threatens to commit a breach of, any of the provisions of Section 5.1 (the "Restrictive Covenants"), the Company shall have the right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. Such rights and remedies shall


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be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

      5.3 Severability of Covenants. The Executive agrees that the Restrictive Covenants are temporal scope and in all other acknowledges and reasonable in geographical and respects. If any court determines that any of the Restrictive Covenants or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

      5.4 Blue-Penciling. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

6. Proprietary Information and Developments.

      6.1 Proprietary Information.

            (a) The Executive agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company's business, business relationships or financial affairs (collectively, "Proprietary Information") is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, and customer and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company. The Executive will not disclose any Proprietary Information to any person or entity other than Executives of the Company or use the same for any purposes (other than in the performance of his or her duties as an Executive of the Company)


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without written approval by an officer of the Company, either during or after his employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Executive.

            (b) The Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Executive only in the performance of his duties for the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Executive shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of his or her employment. After such delivery, the Executive shall not retain any such materials or copies thereof or any such tangible property.

            (c) The Executive agrees that his or her obligation not to disclose or use information and materials of the types set forth in paragraphs (a) and
(b) above, and his or her obligation to return materials and tangible property, set forth in paragraph (b) above, also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Executive.

      6.2 Developments.

            (a) The Executive will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by him or her or under his or her direction or jointly with others during his or her employment by


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the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as "Developments").

            (b) The Executive agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his or her right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this paragraph (b) shall not apply to Developments which do not relate to the present or planned business or research and development of the Company and which are made and conceived by the Executive not during normal working hours, not on the Company's premises and not using the Company's tools, devices, equipment or Proprietary Information. The Executive understands that, to the extent of this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an Executive agreement to assign certain classes of inventions made by an Executive, this paragraph (b) shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. The Executive also hereby waives all claims to moral rights in any Developments.

            (c) The Executive agrees to cooperate fully with the Company, both during and after his or her employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. The Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignment of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development. The Executive further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Executive on any such papers, any executive officer of the


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Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Executive, and the Executive hereby irrevocably designates and appoints each executive officer of the Company as his or her agent and attorney-in-fact to execute any such papers on his or her behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

      6.3 United States Government Obligations. The Executive acknowledges that the Company from time to time may have agreements with other parties or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Executive agrees to be bound by all such obligations and restrictions which are made known to the Executive and to take all appropriate action necessary to discharge the obligations of the Company under such agreements.

      6.4 Equitable Remedies. The restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of the Company and are considered by the Executive to be reasonable for such purpose. The Executive agrees that any breach of this Section 6 is likely to cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach, the Executive agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Section 6.


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7. Other Provisions.

      7.1 Consent to Jurisdiction and Service of Process. Any legal action, suit or proceeding in equity or law arising out of or relating to this Agreement, and the transactions contemplated hereby shall be instituted in the Superior Court in Suffolk or Middlesex Counties, and each party agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that such party is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper, or that this Agreement or that the subject matter hereof may not be enforced in or by such court. Each party further irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if personally delivered or if received by such party by registered or certified mail, return receipt requested, or by any other means of mail which requires a signed receipt, postage prepaid, mailed to such party as herein provided. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any jurisdiction other than Massachusetts.

      7.2 Notices. Any notice or other communication given hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or overnight courier, or sent by certified, registered or express mail, postage prepaid, and shall be deemed given when so delivered personally or sent by facsimile transmission or overnight courier, or, if mailed, four days after the date of mailing, as follows:


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                  (i)   if to the Company, to:


                        CCBN.COM, Inc.
                        200 Portland St.
                        Boston, MA 02114

                        with a copy to:

                        Hale and Dorr LLP
                        60 State St.
                        Boston, MA 02109
                        Attn: Peter B. Tarr, Esq.

                  (ii)  if to the Executive to:

                        Roland C. Beaulieu
                        c/o CCBN.COM, Inc.
                        200 Portland St.
                        Boston, MA 02114

      Any party may by notice given in accordance with this Section to the other party designate another address for receipt of notices hereunder.

      7.3 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, oral, with respect thereto.

      7.4 Waivers and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either party of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.


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      7.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

      7.6 Assignment. This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive. The Company may, without the Executive's consent, assign its rights, together with its obligations, under this Agreement in connection with any assignment, sale, transfer or other disposition of all or substantially all of the assets or business of the Division, whether by merger, consolidation or otherwise.

      7.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      7.8 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

      THE EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

      IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                   CCBN.COM, Inc.

                                   By: /s/ Jeffrey Parker
                                      -----------------------------------------

                                   --------------------------------------------
                                   Title: President and Chief Executive Officer,


                                   By: /s/ Roland Beaulieu
                                      -----------------------------------------

                                   --------------------------------------------
                                   Roland Beaulieu


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